Exhibit 99.1

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BESICORP GROUP INC.                                     News Release


                                                        For Immediate Release


Contact: Michael J. Daley, VP, CFO, Corporate Secretary
Karen A. Keator, Investor Relations                     914-336-7700


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BESICORP HOLDS ANNUAL MEETING

KINGSTON, NEW YORK, SEPTEMBER 23, 1997 - The annual meeting of shareholders of BESICORP GROUP INC. (AMEX Emerging Company Marketplace - BGI.EC) was held today in Kingston, New York. At the meeting, Besicorp's shareholders re-elected Gerald
A. Habib, Harold Harris, Richard E. Rosen and Michael F. Zinn to the Company's Board of Directors, and approved the appointment of Citrin Cooperman & Company, LLP as the Company's independent public accountants for the fiscal year ending March 31, 1998.

The Company announced that Besicorp, together with Kamine Development Corp., of Bedminster, New Jersey, has engaged PaineWebber, Incorporated to solicit participants for a potential business combination involving its independent power projects which supply electricity to Niagara Mohawk Power Corporation ("NIMO"). Besicorp owns interests ranging from 36 to 50 percent in such projects. These projects provide a total of 323 Megawatts of capacity and energy.

It is not known whether a successful business combination will be completed, nor can the form or financial value of a potential business combination be determined at this time.

As previously disclosed, Besicorp is a party to the Master Restructuring Agreement ("MRA") with NIMO dated July 9, 1997, pursuant to which power contracts between NIMO and sixteen developer/owners of twenty-nine independent power plants are to be restructured or terminated. The transaction with NIMO is subject to numerous contingencies, including final detailed negotiations between NIMO and each IPP over specific terms of agreement contemplated in the MRA, approval of NIMO's shareholders and the New York State Public Service Commission, other state and federal approvals, NIMO's successful completion of financing required to accomplish the transaction, successful negotiation and execution of necessary amendments, terminations, and/or waivers of existing IPP third-party arrangements and creation of new IPP third-party arrangements. The ultimate value to Besicorp of the MRA can not presently be determined due to its dependence on the various contingencies, as discussed above.

Besicorp specializes in the development of independent power projects and energy technologies.

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